Exhibit 99.1

The New York Times Company Reports 2020 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--May 6, 2020--The New York Times Company (NYSE: NYT) announced today first-quarter 2020 diluted earnings per share from continuing operations of $.20 compared with $.18 in the same period of 2019. Adjusted diluted earnings per share from continuing operations (defined below) was $.17 in the first quarter of 2020 compared with $.20 in the first quarter of 2019.

Operating profit decreased to $27.3 million in the first quarter of 2020 from $34.6 million in the same period of 2019 and adjusted operating profit (defined below) decreased to $44.3 million from $52.4 million in the prior year, as higher digital-only subscription and other revenues were more than offset by lower advertising revenues and higher costs.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “The New York Times is committed to delivering the most trustworthy news and useful guidance about the coronavirus and its consequences. Today, despite the many obstacles our newsroom is facing, we believe we are doing just that.

“Some of our colleagues are witnessing and recording this terrible tragedy firsthand in hospitals and other hazardous environments. We are doing everything we can to keep them safe, but they - and the patients and health workers they are covering - are constantly in our thoughts. Indeed, we’re grateful to everyone at The Times for all their hard work and commitment during this difficult period.

“The Times’s business model, with its growing focus on digital subscription growth and diminishing reliance on advertising, is very well positioned to ride out this storm and thrive in a post-pandemic world. We’ve seen historic audience levels and an unprecedented rate of subscriber growth as well as real pressure on advertising revenue.

“In the first quarter, we added 587,000 net new digital subscriptions, resulting in the highest number of net new subscriptions in a quarter in our history. This was despite the fact that we are allowing audiences to access the majority of our coverage related to the coronavirus outside of our pay model. Of the 587,000 net adds, 468,000 were to our core news product, with 119,000 to our other digital products. As of the end of April, The Times now has more than four million subscriptions to our digital-only news product; more than five million digital-only subscriptions in all; and more than six million total subscriptions across digital and print.

“We saw advertising fall rapidly towards the end of the quarter and believe that advertising in the second quarter will fall between 50% and 55% compared to a year ago with limited visibility beyond that. Nonetheless, we believe that the Company will emerge from this global crisis with a distinctive and valuable advertising revenue stream to complement a digital news subscription business which is now by far the largest and most successful in the world. The revenue from those subscriptions - and our strong balance sheet - give us real confidence, not just that we can remain financially sound through the pandemic, but also that we can safely invest in our digital growth strategy and continue to hire new talent to help execute it.

“This week Times journalism was rewarded with three Pulitzer prizes. The world needs that journalism today more than ever. We believe we have the loyal readers and the right business model to ensure that we can continue to provide it.”

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2020 to the first quarter of 2019.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The Company has changed the expense captions on its Condensed Consolidated Statement of Operations effective for the first quarter of 2020. These changes were made in order to reflect how the Company manages its business and to communicate where the Company is investing resources and how this aligns with the Company’s strategy. The Company has reclassified expenses for the prior period in order to present comparable financial results. Refer to Reconciliation of GAAP Information in the exhibits for more details.

First-quarter 2020 results included the following special item:

  A $10.1 million gain ($7.4 million or $.06 per share after tax) related to a non-marketable equity investment transaction. The gain is included in Interest income/(expense) and other, net in our Condensed Consolidated Statements of Operations.

There were no special items in the first quarter of 2019.

Results from Continuing Operations

Revenues
Total revenues for the first quarter of 2020 increased 1.0 percent to $443.6 million from $439.1 million in the first quarter of 2019. Subscription revenues increased 5.4 percent, advertising revenues decreased 15.2 percent and other revenues increased 20.6 percent.

Subscription revenues in the first quarter of 2020 rose due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product, as well as our Cooking, Crossword and audio products. Revenue from digital-only products increased 18.3 percent, to $130.0 million, from the first quarter of 2019.

The Company ended the first quarter of 2020 with approximately 5,841,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 5,001,000, a net increase of 587,000 subscriptions compared with the end of the fourth quarter of 2019 and a net increase of 1,399,000 subscriptions compared with the end of the first quarter of 2019. Of the 587,000 total net additions, 468,000 came from the Company’s digital news product, while 119,000 came from the Company’s Cooking, Crossword and audio products.

During the quarter, the Company acquired a subscription-based audio product. In addition to the 119,000 net additions referenced above, as a result of the acquisition, approximately 20,000 of the product’s subscriptions at the time of acquisition were included in the Company’s 5,001,000 paid digital-only subscriptions. A de minimis number of audio net subscription additions, which enrolled in the product subsequent to the Company’s acquisition, were included in the 119,000 net additions referenced above.

First-quarter digital advertising revenue decreased 7.9 percent, while print advertising revenue decreased 20.9 percent. Digital advertising revenue was $51.2 million, or 48.2 percent of total Company advertising revenues, compared with $55.5 million, or 44.4 percent, in the first quarter of 2019. Digital advertising revenue decreased primarily as a result of strong comparisons in the prior year, as well as from lower demand for direct-sold advertising as a result of the COVID-19 pandemic. Print advertising revenue decreased as the COVID-19 pandemic further accelerated secular trends, largely impacting the luxury, media, entertainment and financial categories.

Other revenues rose $8.9 million, or 20.6 percent, in the first quarter primarily as a result of revenue earned from our television series, “The Weekly,” as well as from licensing revenue related to Facebook News.

Operating Costs
Operating costs increased in the first quarter of 2020 to $416.3 million compared with $404.5 million in the first quarter of 2019, while adjusted operating costs increased to $399.3 million from $386.7 million in the first quarter of 2019. Cost of revenue increased to $243.7 million compared with $239.4 million in the first quarter of 2019, largely due to higher journalism costs, including growth in the number of newsroom employees and costs related to our television series, “The Weekly,” which was partially offset by lower print production and distribution costs. Sales and marketing costs decreased to $73.8 million compared with $74.8 million in the first quarter of 2019, as lower advertising sales costs were partially offset by higher marketing costs. Media expenses, a component of sales and marketing costs, which represents the cost to promote our subscription business, increased to $45.4 million in the first quarter of 2020 from $44.8 million in 2019. Product development costs increased to $30.8 million compared with $23.7 million in the first quarter of 2019, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives. General and administrative costs were $52.9 million, which were flat compared with the first quarter of 2019.

Other Data

Interest Income and Other, net
Interest income/(expense) and other, net increased in the first quarter of 2020 to $13.9 million compared with an expense of $1.3 million in the first quarter of 2019 primarily as a result of a gain from a non-marketable equity investment transaction as referenced above as a special item.

Income Taxes
The Company had income tax expense of $6.0 million in the first quarter of 2020 compared with $1.3 million in the first quarter of 2019. The effective income tax rate was 15.5 percent in the first quarter of 2020 and 4.1 percent in the first quarter of 2019. The Company received a tax benefit in both periods from stock price appreciation on stock-based awards that settled in the quarters, resulting in a lower than statutory tax rate.

Liquidity
As of March 29, 2020, the Company had cash and marketable securities of $686.9 million (excluding restricted cash of $15.8 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations).

The Company has a $250.0 million revolving line of credit through 2024. As of March 29, 2020, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt obligations.

Capital Expenditures
Capital expenditures totaled approximately $12 million in the first quarter of 2020 compared with $11 million in the first quarter of 2019. The expenditures in the first quarter of 2020 were primarily related to improvements at our College Point, N.Y., printing and distribution facility, the build out of additional office space in Long Island City, N.Y and investments in technology. The increase in capital expenditures was primarily driven by higher expenditures related to the build out of additional office space in Long Island City, N.Y.

Outlook
Total subscription revenues in the second quarter of 2020 are expected to increase in the mid- to high-single digits compared with the second quarter of 2019, with digital-only subscription revenue expected to increase in the high-twenties.

Total advertising revenues in the second quarter of 2020 are expected to decline approximately 50 percent to 55 percent compared with the second quarter of 2019, with digital advertising revenue expected to decrease approximately 40 percent to 45 percent, largely due to the impact from the COVID-19 pandemic.

Other revenues in the second quarter of 2020 are expected to decrease approximately 10 percent compared with the second quarter of 2019.

Operating costs and adjusted operating costs in the second quarter of 2020 are expected to be flat or to decrease in the low-single digits compared with the second quarter of 2019 as the Company defers non-essential spending while continuing to invest in the drivers of digital subscription growth.

The Company expects the following on a pre-tax basis in 2020:

  Depreciation and amortization: approximately $60 million,
  Interest income and other, net: $18 million to $22 million, and
  Capital expenditures: approximately $50 million.

Our outlook is based on our current knowledge and assumptions and could be impacted by the evolving COVID-19 pandemic.

Conference Call Information
The Company’s first-quarter 2020 earnings conference call will be held on Wednesday, May 6, at 8:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10141593, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, May 20. The replay access code is 10141593.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include the impact of the COVID-19 pandemic, changes in the business and competitive environment in which the Company operates, the impact of national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2019. The impact of the COVID-19 pandemic, which has already affected the Company, may also exacerbate these risks, any of which could have a material effect on the Company. This situation is changing rapidly and additional impacts may arise that the Company is not aware of currently. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2020	2019	% Change
Revenues
Subscription(a)	$285,434	$270,810	5.4%
Advertising(b)	106,137	125,088	(15.2)%
Other(c)	52,065	43,164	20.6%
Total revenues	443,636	439,062	1.0%
Operating costs
Cost of revenue (excluding depreciation and amortization)(d)	243,672	239,359	1.8%
Sales and marketing(d)	73,796	74,820	(1.4)%
Product development(d)	30,802	23,728	29.8%
General and administrative(d)	52,861	51,639	2.4%
Depreciation and amortization	15,185	14,918	1.8%
Total operating costs	416,316	404,464	2.9%
Operating profit	27,320	34,598	(21.0)%
Other components of net periodic benefit costs	2,314	1,835	26.1%
Interest income/(expense) and other, net(e)	13,854	(1,303)	*
Income from continuing operations before income taxes	38,860	31,460	23.5%
Income tax expense	6,006	1,304	*
Net income	32,854	30,156	8.9%
Net income attributable to The New York Times Company common stockholders	$32,854	$30,156	8.9%
Average number of common shares outstanding:
Basic	166,549	165,674	0.5%
Diluted	167,845	167,129	0.4%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.20	$0.18	11.1%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.20	$0.18	11.1%
Dividends declared per share	$0.06	$0.05	20.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes print and digital subscription revenues for the first quarters of 2020 and 2019:

		First Quarter
		2020	2019	% Change
	Print subscription revenues	$155,424	$160,951	(3.4)%
	Digital-only subscription revenues:
	News product subscription revenues(1)	118,958	102,346	16.2%
	Other product subscription revenues(2)	11,052	7,513	47.1%
	Subtotal digital-only subscription revenues	130,010	109,859	18.3%
	Total subscription revenues	$285,434	$270,810	5.4%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

	(2) Includes revenues from standalone subscriptions to the Company’s Crossword, Cooking and audio products.
The following table summarizes print and digital subscriptions for the first quarters of 2020 and 2019:

	First Quarter
	2020	2019	% Change
Print subscriptions	840	904	(7.1)%
Digital-only subscriptions:
News product subscriptions(1)	3,897	2,857	36.4%
Other product subscriptions(2)	1,104	726	52.1%
Subtotal digital-only subscriptions	5,001	3,583	39.6%
Total subscriptions	5,841	4,487	30.2%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2) Includes standalone subscriptions to the Company’s Crossword, Cooking and audio products. During the quarter, the Company acquired a subscription-based audio product. As a result of the acquisition, approximately 20,000 of the product’s subscriptions at the time of acquisition, and a de minimis amount which enrolled in the product subsequent to the Company’s acquisition were included in the Company’s digital-only other product subscriptions starting in the first quarter of 2020.

(b)	The following table summarizes advertising revenues by category for the first quarters of 2020 and 2019:

		First Quarter 2020			First Quarter 2019			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$48,159	$39,894	$88,053	$62,342	$42,112	$104,454	(22.8)%	(5.3)%	(15.7)%
	Other	6,820	11,264	18,084	7,203	13,431	20,634	(5.3)%	(16.1)%	(12.4)%
	Total advertising	$54,979	$51,158	$106,137	$69,545	$55,543	$125,088	(20.9)%	(7.9)%	(15.2)%

(c)

Other revenues primarily consist of revenues from licensing, the leasing of floors in the company headquarters, affiliate referrals, commercial printing, television and film (primarily from our television series, “The Weekly”), NYT Live (our live events business) and retail commerce.

(d)

The Company changed the expense captions on its Condensed Consolidated Statement of Operations effective for the first quarter ended March 29, 2020 and reclassified expenses for the prior period in order to present comparable financial results. There is no change to consolidated operating income, operating expense, net income or cash flows as a result of this change in classification. Refer to reconciliation information in the exhibits for a discussion of management’s reasons for the presentation change and reconciliations from the previously disclosed amounts to the recast amounts.

(e)

In the first quarter of 2020, the Company recorded a $10.1 million gain ($7.4 million or $.06 per share after tax) related to a non-marketable equity investment transaction. The gain is comprised of a $2.5 million realized gain due to the partial sale of the investment and an $7.6 million unrealized gain due to the mark to market of the remaining investment.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2020	2019	% Change
Diluted earnings per share from continuing operations	$0.20	$0.18	11.1%
Add:
Severance	—	0.01	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—
Other components of net periodic benefit costs	0.01	0.01	—
Special items:
Gain from non-marketable equity security	(0.06)	—	*
Income tax expense of adjustments	0.01	(0.01)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.17	$0.20	(15.0)%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2020	2019	% Change
Operating profit	$27,320	$34,598	(21.0)%
Add:
Depreciation & amortization	15,185	14,918	1.8%
Severance	370	1,403	(73.6)%
Multiemployer pension plan withdrawal costs	1,423	1,450	(1.9)%
Adjusted operating profit	$44,298	$52,369	(15.4)%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	First Quarter
	2020	2019	% Change
Operating costs	$416,316	$404,464	2.9%
Less:
Depreciation & amortization	15,185	14,918	1.8%
Severance	370	1,403	(73.6)%
Multiemployer pension plan withdrawal costs	1,423	1,450	(1.9)%
Adjusted operating costs	$399,338	$386,693	3.3%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands, except per share data)

Reclassification
The Company has changed the expense captions on its Condensed Consolidated Statement of Operations effective for the first quarter ended March 29, 2020. These changes were made in order to reflect how the Company manages its business and to communicate where the Company is investing resources and how this aligns with the Company’s strategy. The Company has reclassified expenses for the prior period in order to present comparable financial results. There is no change to consolidated operating income, operating expense, net income or cash flows as a result of this change in classification. A summary of changes is as follows:

“Production costs” has become “Cost of revenue”:

  Cost of Revenue contains all costs related to content creation, subscriber and advertiser servicing, and print production and distribution costs as well as infrastructure costs related to delivering digital content, which include all cloud and cloud related costs as well as compensation for employees that enhance and maintain our platforms. This represents a change from previously disclosed production costs, which did not include distribution or subscriber servicing costs. In addition, certain product development costs previously included in production costs have been reclassified to product development.

“Selling, general and administrative” has been split into three lines:

  Sales and marketing represents all costs related to the Company’s marketing efforts as well as advertising sales costs.
  Product development represents the Company’s investment into developing and enhancing new and existing product technology, including engineering, product development, and data insights.
  General and administrative includes general management, corporate enterprise technology, building operations and unallocated overhead costs.

In addition, incentive compensation, which was previously wholly included in selling, general and administrative, was reclassified to align with the classification of the related wages across each of the expense captions.

The Company has recast its 2019 and 2018 quarterly results for the change. The following tables provide a reconciliation of the expenses as previously disclosed to the recast presentation for all periods:

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands, except per share data)

	As Reported	First Quarter		Recast		As Reported	Second Quarter		Recast
	2019	Reclassification		2019		2019	Reclassification		2019
Operating costs					Operating costs
Production costs:					Production costs:
Wages and benefits	$102,908	$(102,908)	(1)(2)	$—	Wages and benefits	$103,959	$(103,959)	(1)(2)	$—
Raw materials	19,838	(19,838)	(1)	—	Raw materials	19,158	(19,158)	(1)	—
Other production costs	45,337	(45,337)	(1)(2)	—	Other production costs	49,897	(49,897)	(1)(2)	—
Total production costs	168,083	(168,083)	(1)(2)	—	Total production costs	173,014	(173,014)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	239,359	(1)(3)(4)	239,359	Cost of revenue (excluding depreciation and amortization)	—	245,195	(1)(3)(4)	245,195
Selling, general and administrative costs	221,463	(221,463)	(3)(4)(5)	—	Selling, general and administrative costs	210,131	(210,131)	(3)(4)(5)	—
Sales and marketing	—	74,820	(4)(5)	74,820	Sales and marketing	—	62,289	(4)(5)	62,289
Product development	—	23,728	(2)(4)(5)	23,728	Product development	—	25,261	(2)(4)(5)	25,261
General and administrative	—	51,639	(4)(5)	51,639	General and administrative	—	50,400	(4)(5)	50,400
Depreciation and amortization	14,918	—		14,918	Depreciation and amortization	15,180	—		15,180
Total operating costs	$404,464	$—		$404,464	Total operating costs	$398,325	$—		$398,325
	As Reported	Third Quarter		Recast		As Reported	Fourth Quarter		Recast
	2019	Reclassification		2019		2019	Reclassification		2019
Operating costs					Operating costs
Production costs:					Production costs:
Wages and benefits	$106,377	$(106,377)	(1)(2)	$—	Wages and benefits	$110,826	$(110,826)	(1)(2)	$—
Raw materials	18,531	(18,531)	(1)	—	Raw materials	18,377	(18,377)	(1)	—
Other production costs	53,868	(53,868)	(1)(2)	—	Other production costs	57,279	(57,279)	(1)(2)	—
Total production costs	178,776	(178,776)	(1)(2)	—	Total production costs	186,482	(186,482)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	245,100	(1)(3)(4)	245,100	Cost of revenue (excluding depreciation and amortization)	—	259,375	(1)(3)(4)	259,375
Selling, general and administrative costs	207,226	(207,226)	(3)(4)(5)	—	Selling, general and administrative costs	228,803	(228,803)	(3)(4)(5)	—
Sales and marketing	—	64,218	(4)(5)	64,218	Sales and marketing	—	71,330	(4)(5)	71,330
Product development	—	26,669	(2)(4)(5)	26,669	Product development	—	29,856	(2)(4)(5)	29,856
General and administrative	—	50,015	(4)(5)	50,015	General and administrative	—	54,724	(4)(5)	54,724
Depreciation and amortization	15,450	—		15,450	Depreciation and amortization	15,113	—		15,113
Total operating costs	$401,452	$—		$401,452	Total operating costs	$430,398	$—		$430,398
(1)

In the first quarter of 2020, the Company discontinued the use of the production cost caption. These costs, with the exception of those related to product development, were reclassified to cost of revenue.

(2)	Costs related to developing and enhancing new and existing product technology previously included in production costs were reclassified to product development.
(3)	Distribution and fulfillment costs and subscriber and advertising servicing related costs previously included in selling, general and administrative were reclassified to cost of revenue.
(4)	Incentive compensation previously included in selling, general and administrative was reclassified to align with the related salaries in each caption.
(5)

In the first quarter of 2020, the Company discontinued the use of the selling, general and administrative cost caption. These costs, with the exception of those related to distribution and fulfillment, subscriber and advertising servicing and incentive compensation related to cost of revenue, were reclassified to the new captions: sales and marketing, product development and general and administrative.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands, except per share data)

	As Reported	First Quarter		Recast		As Reported	Second Quarter		Recast
	2018	Reclassification		2018		2018	Reclassification		2018
Operating costs					Operating costs
Production costs:					Production costs:
Wages and benefits	$91,993	$(91,993)	(1)(2)	$—	Wages and benefits	$92,754	$(92,754)	(1)(2)	$—
Raw materials	16,692	(16,692)	(1)	—	Raw materials	17,826	(17,826)	(1)	—
Other production costs	45,656	(45,656)	(1)(2)	—	Other production costs	45,277	(45,277)	(1)(2)	—
Total production costs	154,341	(154,341)	(1)(2)	—	Total production costs	155,857	(155,857)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	228,492	(1)(3)(4)	228,492	Cost of revenue (excluding depreciation and amortization)	—	228,961	(1)(3)(4)	228,961
Selling, general and administrative costs	208,623	(208,623)	(3)(4)(5)	—	Selling, general and administrative costs	203,368	(203,368)	(3)(4)(5)	—
Sales and marketing	—	61,545	(4)(5)	61,545	Sales and marketing	—	61,911	(4)(5)	61,911
Product development	—	20,091	(2)(4)(5)	20,091	Product development	—	20,932	(2)(4)(5)	20,932
General and administrative	—	52,836	(4)(5)	52,836	General and administrative	—	47,421	(4)(5)	47,421
Depreciation and amortization	15,041	—		15,041	Depreciation and amortization	14,081	—		14,081
Total operating costs	$378,005	$—		$378,005	Total operating costs	$373,306	$—		$373,306
	As Reported	Third Quarter		Recast		As Reported	Fourth Quarter		Recast
	2018	Reclassification		2018		2018	Reclassification		2018
Operating costs					Operating costs
Production costs:					Production costs:
Wages and benefits	$95,941	$(95,941)	(1)(2)	$—	Wages and benefits	$99,990	$(99,990)	(1)(2)	$—
Raw materials	19,972	(19,972)	(1)	—	Raw materials	22,052	(22,052)	(1)	—
Other production costs	47,521	(47,521)	(1)(2)	—	Other production costs	58,502	(58,502)	(1)(2)	—
Total production costs	163,434	(163,434)	(1)(2)	—	Total production costs	180,544	(180,544)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	233,684	(1)(3)(4)	233,684	Cost of revenue (excluding depreciation and amortization)	—	256,747	(1)(3)(4)	256,747
Selling, general and administrative costs	202,473	(202,473)	(3)(4)(5)	—	Selling, general and administrative costs	231,127	(231,127)	(3)(4)(5)	—
Sales and marketing	—	68,037	(4)(5)	68,037	Sales and marketing	—	79,671	(4)(5)	79,671
Product development	—	21,119	(2)(4)(5)	21,119	Product development	—	21,956	(2)(4)(5)	21,956
General and administrative	—	43,067	(4)(5)	43,067	General and administrative	—	53,297	(4)(5)	53,297
Depreciation and amortization	14,847	—		14,847	Depreciation and amortization	15,042	—		15,042
Total operating costs	$380,754	$—		$380,754	Total operating costs	$426,713	$—		$426,713
(1)

In the first quarter of 2020, the Company discontinued the use of the production cost caption. These costs, with the exception of those related to product development, were reclassified to cost of revenue.

(2)	Costs related to developing and enhancing new and existing product technology previously included in production costs were reclassified to product development.
(3)	Distribution and fulfillment costs and subscriber and advertising servicing related costs previously included in selling, general and administrative were reclassified to cost of revenue.
(4)	Incentive compensation previously included in selling, general and administrative was reclassified to align with the related salaries in each caption.
(5)

In the first quarter of 2020, the Company discontinued the use of the selling, general and administrative cost caption. These costs, with the exception of those related to distribution and fulfillment, subscriber and advertising servicing and incentive compensation related to cost of revenue, were reclassified to the new captions: sales and marketing, product development and general and administrative.

Contacts

For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com